UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF

THE SECURITIES EXCHANGE ACT OF 1934

E2OPEN, INC.

(Exact name of registrant as specified in its Charter)

Delaware	94-3366487
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4100 East Third Avenue, Suite 400 Foster City, California	94404
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box  ☒:

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

This Amendment to Form 8-A amends and supplements the Form 8-A originally filed by E2open, Inc. (the “Company”) on January 20, 2015 (the “Form 8-A”). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Form 8-A.

Item 1. Description of Registrant’s Securities to be Registered.

On February 4, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Eagle Parent Holdings, LLC, a newly-formed Delaware limited liability company (“Parent”), and Eagle Acquisition Sub, Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Acquisition Sub has agreed to commence a cash tender offer to acquire all of the shares of the Company’s common stock (the “Offer”) for a purchase price of $8.60 per share, net to the holder in cash, without interest. Following the consummation of the Offer, subject to customary conditions, Acquisition Sub will be merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Parent, pursuant to the procedure provided for under Section 251(h) of the Delaware General Corporation Law without any additional stockholder approvals.

On February 4, 2015, the Board of Directors of the Company approved an amendment (the “Amendment”) to the Company’s existing Preferred Shares Right Agreement, dated as of January 16, 2015, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”).

The Amendment prevents the approval, execution, delivery or performance of the Merger Agreement or the Support Agreements (as defined by the Merger Agreement) (or other substantially similar agreements), or the consummation prior to the termination of the Merger Agreement of the Merger or any of the other transactions contemplated by the Merger Agreement or Support Agreements (or other substantially similar agreements) in accordance with their respective terms, from, among other things, (i) causing or permitting the Rights to be exercised or exchanged; and (ii) causing Parent, Acquisition Sub, any party to any Support Agreement (or other substantially similar agreements) or their respective affiliates to be deemed an Acquiring Person for any purpose under the Rights Agreement.

On February 4, 2015, the Company and the Rights Agent executed the Amendment.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 4.1 and incorporated herein by this reference.

Item 2. Exhibits

4.1	Amendment to Preferred Shares Rights Agreement, dated as of February 4, 2015, by and between E2open, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 5, 2015)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E2OPEN, INC.

By:	/s/ Peter J. Maloney
Peter J. Maloney Chief Financial Officer

Date: February 5, 2015.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment to Preferred Shares Rights Agreement, dated as of February 4, 2015, by and between E2open, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 5, 2015)